Exhibit 4.41

PreOwned Property Purchase and Sale Contract

Party A（seller）：Nanjing Z-COM Wireless Communication Technology Co., Ltd.

Location: No 699-22 Xuanwu District Nanjing

Legal representative: Chen Tao

Authorized contact ID No.                     Contact No.

Party B（buyer 1）：Kashi Longrui Business Management Service Co., Ltd

Location: Room 501, 14th Floor, Shannxi Building, Kashi Avenue, Kashi, Xinjiang, China

Legal representative: Ni Lijia

Authorized contact ID No.                     Contact No.

Party C（buyer 2）：Kashi Dongfang Cangpin Culture Development Co., Ltd

Location: Room 721, Zone B, Bingtuan sub headquarters building, shenka Avenue Headquarters Economic Zone, Kashgar Economic Development Zone, Kashgar, Xinjiang, China

Legal representative: Ni Lijia

Authorized contact ID No.                     Contact No.

According to the Civil Code of the People’s Republic of China, Real Estate Management Law of the People’s Republic of China and other applicable laws and regulations, Party A, Party B and Party C hereby enter into the following agreement on purchase and sale of a property through consultations on the basis of equality and freewill.

I. Basic information about the Office

The property that Party A wishes to sell (“the Office”) is located at Building 30, #699-22, Xuanwu Avenue, Xuanwu District, Nanjing City, Jiangsu Province. The use of the Office is for research and its building area is 6840.41 square meters (subject to the area indicated on the ownership certificate of the property). The Office has been granted the ownership certificate according to applicable national regulations, with the ownership certificate No: Ningxuanzhuan No. 336490 and owner being Nanjing Z-COM Wireless Communication Technology Co., Ltd. The land use right for state-owned construction land occupied by the Office was acquired by means of purchase and remains valid until December 20, 2056.

II. Purchase price

Party A and Party B confirm that the area of the Office is 3420.205 square meters and the purchase price of the Office is RMB 8771.4 per square meter of building area, with the total purchase price of RMB 30,000,000 (in words: RMB thirty million Yuan only).

Party A and Party C confirm that the area of the Office is 3420.205 square meters and the purchase price of the Office is RMB 8771.4 per square meter of building area, with the total purchase price of RMB 30,000,000 (in words: RMB thirty million Yuan only).

III. Costs related to the Office transaction

The taxes that the seller and the buyer are subject to are as follows: business tax, deed tax, personal income tax, stamp duty, title registration fee, land transfer fee, title transfer handling fee, notarization fee and other costs, all of which shall be as actually incurred and borne by the seller and buyer according to national laws and regulations respectively. Meanwhile, Party A shall issue VAT special invoice to Party B and Party C respectively within five working days of receipt of the full payment for the Office.

Party A guarantees that all taxes payable (including land transfer fee, deed tax and other taxes) corresponding to the real estate of the subject Office have been paid, otherwise it will be deemed as breach of contract and bear the liability for breach of contract.

IV. Payment of deposit

All parties hereto have reached an agreement on purchase and sale of the Office, and within 5 days of effective date of this contract, Party B and Party C shall each pay Party A purchase deposit of 10% of the Office transaction price respectively in the amount of RMB 3,000,000 (in words: RMB three million Yuan only). At the time of payment of the deposit, Party A shall deliver a copy of the ownership certificate and other related supporting documents of the Office to Party B and Party C.

The banking details designated by Party A are as follows:

Account name: Nanjing Z-COM Wireless Communication Technology Co., Ltd

Account No:

Account bank: China Merchants Bank Co., Ltd

V. Payment terms

1. After signing the formal Office purchase contract, within four working days after Party A presents the original of the Office property right certificate and other relevant certificates, Party B and Party C will each deliver its 80% of the Office transaction price to Party A as the first installment, totaling RMB 24 million (in words: RMB 24 million only). At this time, the deposit will be automatically converted into the Office payment. All parties shall complete the transfer procedures of the Office within seven working days after Party A receives 80% of the payment of the Office.

2. Within three working days of completion of the property delivery for the Office, Party B and Party C shall deliver the remaining 10% of the payment for the house to Party A respectively, in the amount of RMB 3,000,000 (in words: RMB three million only).

VI. Office delivery

1. Party A shall deliver the Office to Party B and Party C within fifteen working days of completion of the title transfer formalities.

2. All three parties hereto shall be present on site when delivering the Office. Upon completion of delivery of the house, all three parties hereto shall sign the “Property Delivery Order”.

3. Prior to delivery of the Office, any and all costs and expenses incurred due to the Office including but not limited to utility expenses and property management fee shall be borne by Party A; Upon delivery of the Office and execution of the “Property Delivery Order”, any and all costs and expenses incurred due to the Office shall be borne by Party B and Party C. When delivering the Office, Party A shall provide vouchers for payment of the aforesaid costs and expenses.

4. The condition of decorations and equipment of the Office delivered by Party A hereunder shall meet the national and local standards.

VII. Party A Guarantee

1. Party A promises that the basic information of the Office stated in Article 1 of this contract is true, accurate and undisputed, otherwise it will bear all consequences caused by information disclosure, and Party A promises to be fully responsible for the legitimacy, authenticity and effectiveness of the Office ownership certificate.

2. Party A warrants that the Office is free and clear of mortgages, attachments, property disputes or credit and debt disputes, failing which Party A shall be solely responsible for any and all legal and economic consequences so incurred.

3. If there is a lease relationship between Party A and other parties in the subject Office, party A must completely and truly disclose the lease information to Party B and Party C, including the lease agreement, lease term, lease rent payment and other contents, and ensure that the lessee has waived the preemptive right. On the premise that Party A truthfully discloses the lease information, Party B and Party C shall inherit the original lease of Party A from the date of transfer of ownership of the Office.

4. Party A guarantees, if Party A's articles of association or other polices require Party A to receive internal approval for the sale of the subject Office and other procedures, such responsibility is on Party A and has nothing to do with Party B and Party C, that is, whether there is a voting problem or not, it will not affect the authenticity and agreement of this contract and the status of a bona fide third party of Party B and Party C.

VIII. Obligations of each party

1. Party A warrants that the Office is free and clear of mortgages, attachments, property disputes or credit and debt disputes, failing which Party A shall be solely responsible for any and all legal and economic consequences so incurred. Party A undertakes to be solely responsible for the lawfulness, authenticity and validity of the ownership certificates of the Office. If Party A rent out the aforesaid real property, the lessee shall have waived the right of first refusal to purchase of the Office, and the original lease of Party A shall be succeeded by Party B and Party C as of the date of title transfer of the Office.

2. Party A warrants that the Office meets the national regulations when delivered.

3. Party A warrants that the Office and its auxiliary facilities, equipment, power distribution, fire safety and other facilities and equipment and its decorations and furnishings will be transferred to Party B and Party C along with the Office. Any and all related fire safety and power distribution facilities shall meet the applicable national regulations and requirements and remain in good condition.

4. Party A warrants that sale of the Office meets the requirements of competent authorities or the industrial park and it has obtained written consent of competent authorities or the park management organization in order to ensure the Office can complete the title transfer, which written consent shall be provided before Party B or Party C pays the deposit. If the real estate authority requires modifications to such written consent or requires provision of other documents at such time, Party A shall be responsible for coordinating with related competent authorities or the park and reissuing related documents until successful completion of the title transfer of the Office.

5. Party A shall provide an original and a copy of related credentials and materials required for title transfer of the Office in a timely manner and undertake to be present on the scene in person in time when handling the title transfer formalities.

6. Party B and Party C shall pay the deposit pursuant to the contract.

7. Party B and Party C shall provide an original and a copy of related credentials and materials required for title transfer of the Office and undertake to be present on the scene in person in time when handling the title transfer formalities.

IX Liabilities for default

1. After Party B or Party C pays the deposit, if Party A breaches the contract, it shall be deemed as a breach of contract to both Party B and Party C, and Party A shall return double the deposit to Party B and Party C respectively; If Party B or Party C breaches the contract, it has no right to ask for the return of the paid deposit.

2. Except for force majeure, if Party A delays delivery of the Office, Party A shall pay Party B or Party C liquidated damages of 0.05% of the Office price for each day of delay, provided that if the delay continues for more than fifteen days, Party B or Party C may terminate this contract and Party A shall refund any and all amounts already paid by Party B or Party C hereunder.

3. Except for force majeure, if Party B or Party C delays any payments, Party B or Party C shall pay Party A liquidated damages of 0.05% of the outstanding amount for each day of delay.

4. While handling the title transfer formalities, if any party’s delay causes the other parties to suffers losses , the delaying party shall be deemed in breach and section 2 and section 3 of this article shall apply, as the case may be.

5. If the title transfer formalities cannot be completed within the agreed time due to the fault of Party A, then Party B or Party C has the right to terminate this contract and Party A shall be subject to section 2 of this article.

6. Party A shall issue and deliver a special VAT invoice within 10 working days after receiving the full payment of the Office. If the buyer of the Office fails to deduct the input tax of value-added tax due to Party A's failure to issue and deliver the special invoice for value-added tax, then the amount of input tax of VAT shall be borne by Party A.

7. In case of any dispute arising from this contract, the breaching party shall bear all expenses arising from the dispute to the observant party, including but not limited to legal fees, standard lawyer fees, injunction fees, notarization fees, evaluation fees, etc.

X. Termination and expiration

During the term of this contract, when this contract is rendered impossible to perform due to force majeure or national policy changes, this contract shall automatically terminate and neither party shall be liable to the other party, provided that the party prevented from performing its obligations under this contract due to force majeure shall notify the other party 7 days in advance and provide the other party with certificates within 7 days of the end of the force majeure event. Party A shall refund any and all amounts already received hereunder within three working days of termination of this contract, and all parties hereto shall return any and all credentials and related materials submitted by respective parties.

XI. Miscellaneous

1. Disputes arising under this contract shall be settled by both parties through negotiation; If the negotiation fails, either party has the right to bring a lawsuit to the people's Court of the place where the real estate is located.

2. This contract is made in four copies, one copy for each party and one copy for the housing authority (this contract shall prevail in case of any inconsistency between the contract submitted by each party to the housing authority and this contract).

（The following is intentionally left blank）

(This page is the signature page to the Preowned Property Purchase and Sale Contract)

Party A: Nanjing Z-COM Wireless Communication Technology Co., Ltd

Legal representative or authorized contact:

Date:

Party B: Kashi Longrui Business Management Service Co,. Ltd

Legal representative or authorized contact:

Date:

Party C: Kashi Dongfang Cangpin Culture Development Co., Ltd

Legal representative or authorized contact:

Date: